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                                  EXHIBIT 10(g)

                          CERTIFIED COPY OF RESOLUTIONS
                                   ADOPTED BY THE BOARD OF DIRECTORS OF
                                 SLH CORPORATION


         The undersigned, Secretary of SLH Corporation, a corporation organized and existing under the laws of the State of Kansas, does hereby certify that on August 29, 1997, a meeting of the Board of Directors of SLH Corporation (the "Company") was held at the offices of Syntroleum Corporation at 400 S. Boston, Suite 1000, Tulsa, OK, commencing at approximately 10:15 a.m., that such meeting was held in accordance with the Bylaws, Articles of Incorporation and applicable corporate laws of the State of Kansas, that the same was duly noticed and properly convened, that at all times a quorum of the elected directors of the Company were present, that during such meeting the following resolutions were duly and unanimously adopted by a majority of the Board of Directors of the Company, and that the same are still in effect and have not been rescinded or modified as of the date hereof:

         WHEREAS, the Nominating and Compensation Committee of the Board of Directors has met to consider a bonus arrangement for the Corporation's Chief Executive Officer, James R. Seward; and

         WHEREAS, the Nominating and Compensation Committee recommends that a bonus in the amount of Mr. Seward's annual salary with the Corporation be paid to him if and at such time as the thirty-day average closing price for this Corporation's common stock equals or exceeds $20 per share (after accounting for the 3-for-1 stock split effected in July, 1997), and that a bonus in the same amount be paid to him each time the thirty-day average trading price of this Corporation's common stock equals or exceeds $6.68 (after accounting for the 3-for-1 stock split effected in July, 1997) more than the price for which the then most recent bonus has been paid; and

         WHEREAS, the Nominating and Compensation Committee recommends that the foregoing bonus arrangement be effective June 1, 1997 and terminate May 28, 1998, unless renewed or replaced with another bonus arrangement effective thereafter; and

         WHEREAS, the Nominating and Compensation Committee recommends that the trading price thresholds at which Mr. Seward would qualify for a bonus be adjusted to account for any stock splits, stock dividends or other similar changes in the Corporation's stock; and

         WHEREAS, the Board of Directors believes that the recommendations of the Nominating and Compensation Committee are reasonable and sound;

         NOW, THEREFORE, BE IT RESOLVED that the recommendation of the Nominating and Compensation Committee respecting a bonus arrangement for Mr. Seward, as outlined above in the recitals, be, and it hereby is approved, ratified and confirmed in all respects; and

         FURTHER RESOLVED, that any and all bonus payments heretofore made to Mr. Seward, if any, in accordance with the recommendations of the Nominating and Compensation Committee be, and they hereby are, ratified, confirmed and approved in all respects; and


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         FURTHER RESOLVED, that the appropriate officers of this Corporation be, and they hereby are, authorized, empowered and directed to make bonus payments to Mr. Seward at such time as the conditions thereto have been satisfied, all in accordance with the provisions of the foregoing resolutions and recitals.

         IN WITNESS WHEREOF, the undersigned has executed this certificate on this 30th day of March, 1998.

                                             s/ Steven K. Fitzwater
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                                              Steven K. Fitzwater, Secretary
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